Circuit City Stores, Inc. Reports Fourth Quarter and Fiscal 2008 Results
              - Domestic Segment Pre-tax Results Exceed Guidance -
                  - Company Expects Improved Fiscal 2009 EBT -


Richmond, Va., April 9, 2008 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the fourth quarter and fiscal year ended February 29, 2008.

Fiscal 2008 Highlights
During fiscal 2008, the company implemented a number of initiatives and achieved progress against many of its strategic goals. The company
o    simplified store operating procedures in all domestic segment Superstores;
o    exceeded its fiscal 2008 expense  reduction  plan by $50 million,  reducing
     SG&A  expenses by  approximately  $200 million for the year  compared  with budgeted expenses;
o    achieved its domestic  segment  Superstore  opening goals of 43 incremental and 18 relocated Superstores;
o    launched a new store prototype that delivers a differentiated  and improved customer experience;
o    delivered  growth in strategic  areas,  including a 21 percent  increase in direct channel sales and a 29 percent increase in firedogSM PC services and home theater installation revenues for the domestic segment;
o    hired three experienced  senior retail executives to execute the next phase of the turnaround;
o    implemented 6 modules of the new merchandising systems and ended the fiscal year with 26 percent of domestic segment  Superstores  operating on the new point-of-sale system;
o    stabilized  key  operating   metrics   including   close  rates,   services
     attachments and warranty units by fiscal year end;
o    increased  its  asset-based  credit  facility  from  $500  million  to $1.3 billion;
o    achieved  its  domestic  segment  net-owned  inventory  reduction  goal  by delivering a $107 million reduction;
o    reduced capital expenditures by 11 percent compared with originally planned fiscal 2008 expenditures in order to conserve capital; and
o    delivered  substantially  improved financial results from the international segment.

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Statements of Operations Highlights
                                      Three Months Ended February 29 or 28          Twelve Months Ended February 29 or 28
                                           2008                2007                  2008                 2007
(Dollar amounts in millions                     % of                  % of                 % of                % of
except per share data)                   $      Sales        $        Sales          $     Sales        $        Sales
---------------------------------------------------------------------------    --------------------------------------
Net sales.......................      $3,650.5  100.0%   $ 3,954.7    100.0%    $11,743.7  100.0%    $12,429.8  100.0%
Gross profit....................      $  753.6   20.6%   $   946.6     23.9%    $ 2,425.5   20.7%    $ 2,928.3   23.6%
Selling, general and administrative
    expenses....................      $  735.8   20.2%   $   835.9     21.1%    $ 2,770.1   23.6%    $ 2,841.6   22.9%
Impairment of goodwill..........      $   26.0    0.7%   $    92.0      2.3%    $    26.0    0.2%    $    92.0    0.7%
(Loss) earnings from continuing
    operations before income taxes    $   (2.7)  (0.1)%  $    27.1      0.7%    $  (353.6)  (3.0)%   $    20.3    0.2%
Net earnings (loss) from continuing
    operations..................      $    4.5    0.1%   $    (7.2)    (0.2)%   $  (321.4)  (2.7)%   $   (10.2)  (0.1)%
Earnings (loss) from continuing
    operations per share........      $   0.03      -    $   (0.04)       -     $   (1.95)     -     $   (0.06)     -

Non-GAAP measures(a):
--------------------
Earnings (loss) from continuing
    operations before income taxes,
       as adjusted..............      $   23.3    0.6%   $   119.1      3.0%    $  (327.6)  (2.8)%   $   112.3    0.9%
Net earnings (loss) from continuing
    operations, as adjusted.....      $   16.6    0.5%   $    84.8      2.1%    $  (167.7)  (1.4)%   $    81.8    0.7%
Earnings (loss) from continuing
    operations per share, as adjusted $   0.10      -    $    0.49        -     $   (1.02)     -     $    0.47      -
(a) Results shown are adjusted to exclude the impairment of goodwill and the tax valuation  allowance.  A reconciliation of GAAP measures to non-GAAP measures is shown in Table 1.

Balance Sheets Highlights
                                                                 Feb. 29         Feb. 28
(Dollar amounts in millions)                                        2008           2007          % Change
--------------------------------------------------------------------------------------------     ------------
Cash, cash equivalents and short-term investments............... $    297.4     $    739.5          (60)%
Merchandise inventory........................................... $  1,573.6     $  1,636.5           (4)%
Merchandise payable............................................. $    912.1     $    922.2           (1)%
Long-term debt, including current installments.................. $     68.6     $     57.6           19%
Stockholders' equity............................................ $  1,503.2     $  1,791.2          (16)%

Quarter Summary
"Pre-tax results exceeded our guidance of a modest pre-tax loss, excluding a non-cash goodwill impairment charge associated with the international segment," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. "With the rollout of the store-level transformation work complete, we have turned our full attention to improving the in-store customer experience through crisp execution and to rebuilding a more effective customer-focused sales culture.

"We are currently facing the toughest macroeconomic environment in years, but, despite the headwinds of the economy, we have stopped the declining trends in close rate, services attachments and warranty units. For most of the operating metrics, the trends are still below prior year, but the gap is narrowing. For others, such as home theater installation and TV warranty unit attachment rates, we saw year-over-year improvement within the quarter. We are focused on the recovery plan and expect to see continued sequential and year-over-year improvements in these margin-driving metrics. We are limiting the amount of change in our stores and store support center so our Associates can stay focused on execution and getting the stores ready to help our customers in a fast, friendly way.

"While the financial results to date clearly do not reflect the expected benefits of our initiatives, we firmly believe the company has the right strategy, the right focus, the right management team and sufficient resources, including expected cash flows and borrowing capacity, to complete our turnaround plan and create long-term sustainable shareholder value.

"Finally,   I  want  to  note  the  improved  financial   performance  from  our
international  segment,  InterTAN.  The team at  InterTAN  has done a great  job executing on their transformation  activities.  We continue to explore strategic options  for that  business  but have not  selected  a course  of action at this time."

A summary of results by segment is shown in Table 2.

Net Sales
For the fourth quarter ended February 29, 2008, net sales decreased 7.7 percent to $3.65 billion from $3.95 billion in the prior year, with consolidated comparable store sales decreasing 10.4 percent.

Net sales for the fiscal year ended February 29, 2008, decreased 5.5 percent to $11.74 billion from $12.43 billion in the prior year, with consolidated comparable store sales decreasing 7.7 percent.

A summary of net sales results is shown in Table 3.

Domestic Segment Sales
For the fourth quarter, net sales for the domestic segment decreased 8.8 percent to $3.45 billion from $3.78 billion last year, with comparable store sales decreasing 11.3 percent. For the quarter, direct channel sales, including Web-and call center-originated sales, grew 14 percent, and firedogSM PC services and home theater installation revenues grew 11 percent from the prior year's fourth quarter.

During  the  fourth  quarter,   the  domestic   segment  opened  18  incremental
Superstores,  relocated 8 Superstores,  closed 3 Superstores  and closed 2 other locations. An additional Superstore was closed in February in advance of opening a relocated store in fiscal 2009.

The net sales  represented by each major category for the periods ended February
29, 2008, and February 28, 2007, are shown in Table 4.

In the video  category,  Circuit City  generated a  low-double-digit  comparable store  sales  decrease  in the fourth  quarter.  Strong  double-digit  growth in comparable  store  sales  of  flat  panel  televisions  led  performance  in the category.  Total television  comparable store sales decreased by a single digit,
as  significant   comparable  store  sales  decreases  in  projection  and  tube televisions  more than  offset the flat panel  television  increase.  Comparable store sales of digital  imaging  products and  accessories as well as camcorders decreased by double digits.

In   the   information   technology   category,   Circuit   City   generated   a
high-single-digit  comparable  store  sales  decrease  in  the  fourth  quarter.
Comparable  store  sales of desktop  computers  declined by double  digits,  and comparable store sales of notebook computers increased by a low-single digit.

In the audio category, Circuit City generated a double-digit comparable store sales decrease in the fourth quarter. Comparable store sales of navigation products increased by strong double digits. Comparable store sales of portable digital audio, mobile, home audio and digital satellite radio products declined by strong double digits.

In the entertainment category, Circuit City generated a high-single-digit comparable store sales decrease in the fourth quarter. Comparable store sales of video gaming products increased by a high-single digit. Comparable store sales of video software and music software declined by double digits.

Domestic segment extended warranty net sales were $75.0 million, or 2.2 percent of domestic segment net sales, in the fourth quarter, compared with $110.2 million, or 2.9 percent of domestic segment net sales, last year. FiredogSM PC services and home theater installation revenues increased 11 percent to $74.3 million in the fourth quarter from $66.9 million last year.

For fiscal 2008, domestic segment net sales decreased 6.0 percent to $11.14 billion from $11.86 billion in fiscal 2007. The decrease was driven primarily by an 8.1 percent comparable store sales decline. For the year, direct channel sales, including Web- and call center-originated sales, grew 21 percent to $1.35 billion, and PC services and home theater installation revenues grew 29 percent to $268.9 million. Domestic segment extended warranty net sales were $283.2 million, or 2.5 percent of domestic segment net sales, in fiscal 2008, compared with $413.5 million, or 3.5 percent of domestic segment net sales, last year.

During the fiscal year, the company opened 43 incremental Superstores, relocated
18 Superstores, remodeled one Superstore into the company's the cityTM format, opened one other location, closed 3 Superstores and closed 2 other locations. An additional Superstore was closed in February 2008 in advance of opening a relocated store in fiscal 2009. One of the fiscal 2008 relocations includes a Superstore that was closed in February 2007. At February 29, 2008, the domestic segment operated 682 Superstores, including 22 in the cityTM format, and 11 other locations.

International Segment Sales
For the fourth quarter, net sales for the international segment increased 17.4 percent to $200.6 million from $170.9 million in the prior year fourth quarter.
The increase was driven by the favorable impact of fluctuations in foreign currency exchange rates of 16 percent and the comparable store sales increase of
8.6 percent in local currency for the quarter. These increases were partially offset by the impact of the year-over-year net decrease of 27 retail stores and dealer outlets.

For fiscal 2008, net sales for the international segment increased 5.4 percent to $600.9 million from $570.2 million for fiscal 2007. The increase was driven by the favorable impact of fluctuations in foreign currency exchange rates of 10 percent and an increase in comparable store sales of 2.4 percent in local currency for the year. These increases were partially offset by the impact of the year-over-year net decrease of 27 retail stores and dealer outlets. At
February 29, 2008, the international segment operated through 779 retail stores and dealer outlets in Canada.

Gross Profit
The consolidated gross profit margin was 20.6 percent in the fourth quarter compared with 23.9 percent in last year's fourth quarter. Fourth quarter domestic segment gross profit margin decreased 394 basis points from the prior year period. The decrease in gross profit margin was driven by a decrease in product margins, primarily driven by the maturation of the television product cycle and competitive pressures across many product categories, as well as an increase in shrink and a decrease in extended warranty net sales, partially offset by a one-time benefit for the estimated non-redemption of rewards points from the inception of the company's rewards program.

The  international  segment's  fourth quarter gross profit margin  increased 719 basis  points  compared  to  last  year's  result  and  favorably  impacted  the consolidated  gross profit margin decline by 71 basis points.  The international segment's results for the fourth quarter of fiscal 2007 include $3.3 million, or
195 basis  points of  international  segment  sales,  for  inventory  write-offs associated with plans to exit certain product lines,  clearance sales associated
with  store  closures,   and  other  actions  to  align  international   segment
merchandise  assortment with consumer demand. Similar expenses were not incurred in fiscal  2008.  The  improvement  also was  driven by reduced  markdowns  from clearance activities compared with the prior year's fourth quarter.

For fiscal 2008, the consolidated gross profit margin was 20.7 percent, a decrease of 291 basis points from 23.6 percent in fiscal 2007. The domestic segment contributed 320 basis points to the decline, primarily due to decreases in product margins and extended warranty net sales. The international segment favorably impacted the consolidated gross profit margin decline by 30 basis points.

Selling, General and Administrative Expenses
Selling, general and administrative (SG&A) expenses were 20.2 percent of consolidated net sales in the fourth quarter, compared with 21.1 percent of consolidated net sales in last year's fourth quarter.

The domestic segment's fourth quarter SG&A expense-to-sales ratio decreased 65 basis points compared with the prior year's fourth quarter. The decrease primarily reflects an 87 basis point decrease in expenses associated with store and facility closures and other restructuring activities and a 49 basis point decrease in compensation costs that resulted primarily from the company's expense reduction initiatives. These decreases were partially offset by the overall de-leveraging impact of lower sales and a 121 basis point increase in expenses related to the 62 domestic segment stores that have opened during the past 12 months.

During the fourth quarter of fiscal 2007 and the first quarter of fiscal 2008, the company made structural changes to reduce costs and expenses. During the three months and twelve months ended February 29, 2008, the company achieved approximately $65 million and $200 million, respectively, in savings from these initiatives compared with budgeted expenses. These savings were partially offset by investments to support strategic initiatives, including incremental and relocated stores and information technology.

The international segment's fourth quarter SG&A expense-to-sales ratio decreased to 27.0 percent of international segment sales from 37.3 percent last year and improved the consolidated expense-to-sales ratio by 13 basis points. During the fourth quarter of fiscal 2007, the segment incurred pre-tax store expenses of $10.3 million, or 602 basis points of international segment net sales, for store closures and severance. Similar expenses were not incurred in fiscal 2008. The improvement in the expense-to-sales ratio also reflects the overall leveraging impact of higher sales.

Fiscal 2008 consolidated SG&A expenses were 23.6 percent of net sales, compared with 22.9 percent in fiscal 2007, driven by a 95 basis point increase in the domestic segment SG&A expense-to-sales ratio. The year-over-year domestic segment increase primarily reflects the overall deleveraging impact of lower sales. Also impacting the increase were a 61 basis point increase in expenses related to the 62 domestic segment stores that have opened during the past 12 months and a 56 basis point increase in occupancy expenses. Fiscal 2007 domestic segment relocation expenses include a $12.9 million benefit from the reversal of lease termination charges for seven previously-vacant locations that were to re-open as outlet stores. A similar benefit was not recorded in fiscal 2008. A decrease of 34 basis points in compensation costs and a decrease of 22 basis points in expenses associated with stores and facility closures and other restructuring activities partially offset these increases.

For fiscal 2008, the international segment favorably impacted the consolidated expense-to-sales ratio increase by 6 basis points as expenses of $10.3 million for store closures and severance in fiscal 2007 were not repeated in fiscal
2008. Additionally, fiscal 2008 international segment expenses include a $7.5 million recovery related to a former subsidiary.

A summary of SG&A expenses by category is shown in Table 5.

Impairment of Goodwill
In the fourth quarter of fiscal 2008, the company recorded a non-cash impairment charge of $26 million,  or 71 basis points of fourth  quarter  consolidated  net sales,  related to the goodwill associated with the international  segment.  The
company  performed  an  impairment   analysis,   which  included  a  third-party
valuation,  and determined that an impairment charge would be required primarily due to a decline in comparative market multiples of earnings.  The carrying cost of  the  segment  has  increased  as  the  value  of  the  Canadian  dollar  has strengthened.  The net assets of the international segment at February 29, 2008, totaled $316 million, of which $118 million is goodwill.

In the fourth quarter of fiscal 2007, the company recorded a non-cash impairment charge of $92 million, or 233 basis points of fourth quarter consolidated net sales, related to the goodwill associated with the international segment.

Income Tax (Benefit) Expense
For the fourth quarter of fiscal 2008, the company recorded an income tax benefit of $7.3 million. The benefit primarily reflects a reduction in the tax valuation allowance recorded in the third quarter, partially offset by income tax expense incurred in Canada. For the fourth quarter of fiscal 2007, income tax expense was $34.3 million.

For fiscal 2008, the company recorded an income tax benefit of $32.2 million, which includes the benefit of the fiscal 2008 loss that can be applied against prior years' taxes as well as a benefit to record previously unrecognized foreign tax credits. These benefits were partially offset by an expense to establish a valuation allowance against domestic segment deferred tax assets and by tax expense incurred in Canada. For fiscal 2007, income tax expense was $30.5 million.

Because the impairment of goodwill is not deductible for tax purposes, no tax benefit was recorded associated with the impairment charges.

Net Earnings (Loss) from Continuing Operations
The fiscal 2008 fourth quarter net earnings from continuing  operations  totaled
$4.5 million, or 3 cents per share, compared to a net loss of $7.2 million, or 4 cents per share, for the fourth quarter of fiscal 2007.

The fiscal 2008 net loss from continuing operations totaled $321.4 million, or $1.95 per share, compared with a net loss of $10.2 million, or 6 cents per share, in the prior year.

Financial Condition
At February 29, 2008, Circuit City had cash, cash equivalents and short-term investments of $297.4 million compared with $739.5 million at February 28, 2007.
The $442.1 million year-over-year decrease was driven primarily by purchases of property and equipment; stock repurchases and dividend payments; and cash used in operating activities. As of February 29, 2008, the company had no investments in auction rate securities, and does not intend to invest in that type of security in the foreseeable future.

Merchandise inventory decreased 3.8 percent to $1.57 billion at February 29, 2008, from $1.64 billion at February 28, 2007. Merchandise payable decreased 1.1 percent to $912.1 million from $922.2 million last year. Despite the net sales decrease, consolidated and domestic segment net-owned inventory decreased by $52.8 million and $106.9 million, respectively. The company achieved its previously announced goal to reduce its domestic segment net-owned inventory at February 29, 2008, compared to February 28, 2007, by $100 million to $150 million.

At February 29, 2008, Circuit City had $68.6 million in long-term debt, primarily related to capital leases.

Capital expenditures, net of landlord reimbursements, for the fiscal year totaled $226.2 million. The capital expenditures included $123.5 million related to new store construction, store relocations, store refreshes and category resets; $79.5 million for information technology; $15.8 million for distribution and other non-store capital expenditures; and $7.5 million for the international segment. This reflects a reduced level of capital expenditures from the company's previous plan of approximately $255 million driven by company actions to conserve capital.

Stock Buyback
Circuit City did not repurchase stock during the fourth quarter.  As of February
29, 2008, the company had repurchased 60.4 million shares under its current authorization at a cost of $966.3 million, excluding commission fees. As of February 29, 2008, $233.7 million remained available for repurchase under the current authorization.

Fiscal 2009 Outlook
The company expects the following in fiscal 2009:
o    Consolidated net sales relatively unchanged from the prior year
o    A mid-single digit domestic segment comparable store sales decline
o    Improvement  in earnings  from  continuing  operations  before income taxes
     (EBT) as a percentage of consolidated net sales of 50 basis points to 100 basis points
o No tax expense or benefit, excluding discrete items, associated with the domestic segment
o Capital expenditures, net of landlord reimbursements, of $130 million to $150 million
o    Depreciation and amortization expense of approximately $185 million
o A reduction in domestic segment net-owned inventory from February 29, 2008, to February 28, 2009, of $50 million to $100 million
o    45 to 55 domestic segment Superstore openings, including 6 to 8 relocations

The fiscal 2009 outlook is based on the following assumptions:
o    A continuation of current operating trends through the first half of fiscal
     2009 and an improvement in second half trends
o A continuation of weak macroeconomic trends, particularly in the first half of the fiscal year
o Improved retail execution, leading to higher close rates and improved basket, offsetting a decline in store traffic
o Sales growth in key product areas including LCD televisions, notebook computers and GPS devices, offset by sales declines in projection and tube televisions, desktop computers and portable audio products
o    Improvements in merchandise margins, shrink and markdowns
o    Mid-single-digit  percentage  growth in SG&A dollars  compared  with fiscal
     2008 driven by incremental and relocated store openings and increased compensation costs

For the first  quarter,  the  company  expects to record a loss from  continuing operations before income taxes of $180 to $195 million,  compared with a loss of
$82.5 million in the prior year first quarter.  The significant  increase in the loss results from our expectation of a continuation of the operating trends seen in the second half of fiscal 2008,  including a year-over-year  decline in gross margin and deleveraged  expenses from incremental and relocated stores opened in the prior 12 months that offset savings from expense reduction initiatives.  Due
to  operating   improvements,   traction   against   current  sales-  and  gross
margin-driving initiatives,  and more favorable year-over-year comparisons,  the company expects a gradual recovery in the second half of fiscal 2009,  achieving an improved  pre-tax profit from continuing  operations in the fourth quarter as compared to fiscal 2008 results.  The company believes that it has adequate cash and borrowing capacity to complete the next phase of the turnaround plan.

Domestic segment Superstore opening estimates are shown in Table 6. The timing of store openings depends upon a number of factors and can change during the year. Nearly all of the company's openings for fiscal 2009 will be in the new the cityTM format.

Conference Call Information
Circuit City will host a conference  call for investors at 10:00 a.m. EDT today.
Investors in the United States and Canada may access the call at (800) 399-0127.
Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately noon EDT today and will remain available through April 16. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial (706)
645-9291. The access code for the replay is 39012868. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. At February 29, the domestic segment operated
682 Superstores  and 11 other  locations in 158 U.S. media markets.  At February
29, the international segment operated through 779 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

This communication may be deemed to be solicitation material in respect of Circuit City's solicitation of proxies in connection with its 2008 Annual
Meeting of Shareholders. Circuit City and its directors and executive officers may be deemed to be participants in such solicitation of proxies. Information regarding the special interests of these directors and executive officers in such solicitation of proxies will be included in any proxy statement filed by Circuit City in connection with the 2008 Annual Meeting of Shareholders. In addition, Circuit City files annual, quarterly and special reports, proxy and information statements, and other information with the Securities and Exchange
Commission (SEC). These documents are available free of charge at the SEC's web site at www.sec.gov or from Circuit City at http://investor.circuitcity.com.
Investors  should read any proxy  statement  filed in  connection  with the 2008
Annual Meeting of Shareholders carefully when it becomes available before making any voting or investment decision.

Forward-Looking Statements
Statements  made  in  this  release,  other  than  those  concerning  historical financial information,  may be considered forward-looking statements,  which are subject to risks and uncertainties, including without limitation: (1) the impact of pricing and  promotional  activities  of the  company's  competitors  and the company's response to those actions, (2) the pace of commoditization of consumer electronics,  (3) the  ability  of vendors  to  fulfill  merchandise  orders and
allocation  commitments,   (4)  the  impact  of  a  significant  change  in  the
relationships  with key  vendors,  (5) the  company's  ability  to  control  and leverage  expenses as a percentage of sales,  (6) general  economic  conditions, including, without limitation, changes in interest rates, consumer sentiment and commodity pricing, (7) the company's ability to generate sales and margin growth through expanded  service  offerings,  (8) the company's  ability to continue to generate  strong sales growth in key product  categories  and through its direct sales channel,  (9) the impact of  initiatives  related to  transforming  retail processes and upgrading merchandising,  marketing, point-of-sale and information systems on revenue and margin and the costs  associated with these  investments,
(10) the  availability of real estate that meets the company's  criteria for new and  relocating  stores,  (11)  regulatory  and  litigation  matters,  (12)  the company's  strategic  evaluation  of the  international  segment,  including the impact of changes in credit  markets and (13) the  company's  ability to recover its deferred tax assets through future  profitability.  Discussion of additional factors that could cause actual results to differ  materially from  management's
projections,   forecasts,   estimates  and   expectations  is  set  forth  under
Management's  Discussion  and Analysis of Results of  Operations  and  Financial
Condition in the Circuit City Stores,  Inc.  Annual  Report on Form 10-K for the
fiscal year ended  February 28, 2007, in the  Quarterly  Report on Form 10-Q for
the fiscal  quarter  ended  November 30, 2007,  and in the  company's  other SEC filings.  A copy of the annual  report is  available on the  company's  investor information Web site at http://investor.circuitcity.com.

Contact:     Bill Cimino, Director of Corporate Communications, (804) 418-8163
             Jessica Clarke, Investor Relations, (804) 527-4038
             Patty Whitten, Investor Relations, (804) 527-4033






                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   PERIODS ENDED FEBRUARY 29 or 28 (UNAUDITED)
                  (Amounts in thousands except per share data)

                                                                           Three Months                        Twelve Months
                                                                            ------------                        -------------
                                                                       2008             2007             2008            2007
                                                                       ----             ----             ----            ----

NET SALES                                                       $   3,650,500     $  3,954,659     $   11,743,691   $  12,429,754
Cost of sales, buying and warehousing                               2,896,868        3,008,097          9,318,174       9,501,438
                                                                  ------------     ------------      -------------    -----------

GROSS PROFIT                                                          753,632          946,562          2,425,517       2,928,316

Selling, general and administrative expenses                          735,802          835,891          2,770,104       2,841,619

Impairment of goodwill                                                 26,000           92,000             26,000          92,000
                                                                  ------------     ------------      -------------    -----------

OPERATING (LOSS) INCOME                                                (8,170)          18,671           (370,587)         (5,303)

Interest income                                                         6,043            8,566             18,188          27,150

Interest expense                                                          618              160              1,180           1,519
                                                                  ------------     ------------      -------------    ------------

(Loss) earnings from continuing operations before income taxes         (2,745)          27,077           (353,579)         20,328

Income tax (benefit) expense                                           (7,256)          34,272            (32,226)         30,510
                                                                  ------------     ------------      -------------    ------------

NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS                          4,511           (7,195)          (321,353)        (10,182)

EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX                         340            2,941              1,456             128

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
     PRINCIPLE, NET OF TAX                                                  -                -                  -           1,773
                                                                  ------------     ------------      -------------    ------------

NET EARNINGS (LOSS)                                             $       4,851     $     (4,254)    $     (319,897)  $      (8,281)
                                                                  ============     ===========       ============     ===========


Weighted average common shares:
       Basic                                                          164,935          169,478            165,134         170,448
                                                                  ============     ============      =============    ============

       Diluted                                                        166,492          169,478            165,134         170,448
                                                                  ============     ============      =============    ============


EARNINGS (LOSS) PER SHARE:
     Basic:
       Continuing operations                                    $        0.03     $      (0.04)    $        (1.95)  $       (0.06)
       Discontinued operations                                  $        0.00     $       0.02     $         0.01   $        0.00
       Cumulative effect of change in accounting principle      $           -     $          -     $            -   $        0.01
       Basic earnings (loss) per share                          $        0.03     $      (0.03)    $        (1.94)  $       (0.05)


     Diluted:
       Continuing operations                                    $        0.03     $      (0.04)    $        (1.95)  $       (0.06)
       Discontinued operations                                  $        0.00     $       0.02     $         0.01   $        0.00
       Cumulative effect of change in accounting principle      $           -     $          -     $            -   $        0.01
       Diluted earnings (loss) per share                        $        0.03     $      (0.03)    $        (1.94)  $       (0.05)






                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                February 29 or 28
                                                                                -----------------
                                                                        2008                        2007
                                                                   ----------------            ----------------
ASSETS

Current Assets:
Cash and cash equivalents                                         $        296,055            $        141,141
Short-term investments                                                       1,366                     598,341
Accounts receivable, net of allowance for doubtful accounts                330,599                     382,555
Merchandise inventory                                                    1,573,560                   1,636,507
Deferred income taxes, net of valuation allowance                           38,672                      34,868
Income tax receivable                                                      158,116                      42,722
Prepaid expenses and other current assets                                   41,352                      47,378
                                                                   ----------------            ----------------

Total Current Assets                                                     2,439,720                   2,883,512

Property and equipment, net of accumulated depreciation                  1,037,321                     921,027
Deferred income taxes                                                            -                      31,910
Goodwill                                                                   118,031                     121,774
Other intangible assets, net of accumulated amortization                    18,400                      19,285
Other assets                                                               132,458                      29,775
                                                                   ----------------            ----------------

TOTAL ASSETS                                                      $      3,745,930            $      4,007,283
                                                                   ================            ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Merchandise payable                                               $        912,094            $        922,205
Expenses payable                                                           232,386                     281,709
Accrued expenses and other current liabilities                             346,818                     404,444
Accrued compensation                                                        85,127                      98,509
Accrued income taxes                                                        17,680                           -
Current installments of long-term debt                                      11,582                       7,162
                                                                   ----------------            ----------------

Total Current Liabilities                                                1,605,687                   1,714,029

Long-term debt, excluding current installments                              57,050                      50,487
Accrued straight-line rent                                                 145,960                     133,759
Deferred rent credits                                                      163,662                     143,877
Accrued lease termination costs                                             82,900                      76,326
Deferred income taxes, net of valuation allowance                           35,586                           -
Other liabilities                                                          151,910                      97,561
                                                                   ----------------            ----------------

TOTAL LIABILITIES                                                        2,242,755                   2,216,039
                                                                   ----------------            ----------------

Stockholders' Equity:
Common stock                                                                84,430                      85,345
Additional paid-in capital                                                 319,573                     344,144
Retained earnings                                                          981,112                   1,336,317
Accumulated other comprehensive income                                     118,060                      25,438
                                                                   ----------------            ----------------

TOTAL STOCKHOLDERS' EQUITY                                               1,503,175                   1,791,244
                                                                   ----------------            ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $      3,745,930            $      4,007,283
                                                                   ================            ================


Table 1: Non-GAAP Reconciliation
                                                    Three Months Ended February 29 or 28     Twelve Months Ended February 29 or 28
                                                          2008               2007                 2008                2007
                                                              % of                % of                % of                   % of
(Dollar amounts in millions except per share data)     $      Sales       $      Sales        $       Sales         $       Sales
---------------------------------------------------------------------------------------   -----------------------------------------
GAAP (loss) earnings from continuing operations
before income taxes                                $ (2.7)   (0.1)%    $ 27.1     0.7%     $ (353.6)     (3.0)%   $ 20.3      0.2%
Impairment of goodwill                               26.0     0.7        92.0     2.3          26.0       0.2       92.0      0.7
                                                  -------------------------------------   -----------------------------------------
Earnings (loss) from continuing operations
before income taxes, as adjusted                   $ 23.3     0.6%    $ 119.1     3.0%     $ (327.6)     (2.8)%  $ 112.3      0.9%
                                                  =====================================   =========================================

GAAP net earnings (loss) from continuing operations   4.5     0.1%     $ (7.2)    (0.2)%   $ (321.4)     (2.7)%  $ (10.2)    (0.1)%
Impairment of goodwill                               26.0     0.7        92.0      2.3         26.0       0.2       92.0      0.7
Tax valuation allowance                             (13.9)   (0.4)          -        -        127.7       1.1          -        -
                                                  -------------------------------------   -----------------------------------------

Net earnings (loss) from continuing operations,
as adjusted                                        $ 16.6     0.5%     $ 84.8      2.1%    $ (167.7)     (1.4)%   $ 81.8      0.7%
                                                  =====================================   =========================================

GAAP earnings (loss) from continuing operations
per share                                          $ 0.03             $ (0.04)             $ (1.95)              $ (0.06)
Impairment of goodwill                             $ 0.16             $  0.53              $  0.16               $  0.53
Tax valuation allowance                           $ (0.08)            $     -              $  0.77               $    -
Earnings (loss) from continuing operations
per share, as adjusted                             $ 0.10             $  0.49              $ (1.02)              $  0.47

Table 2: Segment Performance Summary

Domestic Segment                                 Three Months Ended February 29 or 28     Twelve Months Ended February 29 or 28
----------------
                                                       2008               2007                  2008                2007
                                                            % of               % of                  % of                   % of
(Dollar amounts in millions)                        $      Sales       $       Sales        $        Sales        $        Sales
-------------------------------------------------------------------------------------   -----------------------------------------
Net sales                                      $ 3,449.9  100.0%    $3,783.7   100.0%    $ 11,142.8  100.0%   $11,859.6     100.0%
Gross profit                                   $   684.6   19.8%    $  900.0    23.8%    $  2,212.4    19.9%  $ 2,740.0      23.1%
Selling, general and administrative expenses   $   681.6   19.8%    $  772.1    20.4%    $  2,580.0    23.2%  $ 2,632.8      22.2%
Earnings (loss) from continuing operations
before income taxes                            $     8.2    0.2%    $  136.1     3.6%    $   (351.0)   (3.2)%  $  133.7       1.1%

International Segment                          Three Months Ended February 29 or 28    Twelve Months Ended February 29 or 28
---------------------
                                                   2008               2007                 2008                2007
                                                        % of                 % of                % of                   % of
(Dollar amounts in millions)                     $      Sales       $       Sales        $       Sales        $        Sales
---------------------------------------------------------------------------------   -----------------------------------------
Net sales                                     $ 200.6  100.0%    $ 170.9   100.0%     $ 600.9    100.0%    $ 570.2     100.0%
Gross profit                                  $  69.0   34.4%     $ 46.5    27.2%     $ 213.1     35.5%    $ 188.4      33.0%
Selling, general and administrative expenses  $  54.2   27.0%     $ 63.8    37.3%     $ 190.1     31.6%    $ 208.8      36.6%
Impairment of goodwill                        $  26.0   13.0%     $ 92.0    53.8%     $  26.0      4.3%    $  92.0      16.1%
Loss from continuing operations
before income taxes                           $ (10.9)  (5.4)% $ (109.0)   (63.8)%    $ (2.6)     (0.4)%   $(113.4)    (19.9)%

Table 3: Net Sales Summary
                                      Three Months Ended February 29 or 28         Twelve Months Ended February 29 or 28
                                                                  Comparable                                      Comparable
                                                     Year-Over-  Store Sales                        Year-Over-     Store Sales
(Dollar amounts in millions)         2008      2007  Year Change  Change(a)      2008      2007    Year Change     Change(a)
-----------------------------------------------------------------------------------------------------------------------------
Domestic segment net sales         $ 3,449.9 $3,783.7   (8.8)%    (11.3)%     $11,142.8  $11,859.6       (6.0)%     (8.1)%
International segment net sales        200.6    170.9   17.4%       8.6%          600.9      570.2        5.4%       2.4%
                                   -------------------                        -------------------
Net sales                          $ 3,650.5 $3,954.7   (7.7)%    (10.4)%     $11,743.7  $12,429.8       (5.5)%     (7.7)%
                                   ==================                         ====================

(a) A store's sales are included in comparable store sales after the store has been open for a full 12 months. In addition, comparable store sales include Web-and call center-originated sales and sales from relocated and remodeled stores.
The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.

Table 4: Net Sales by Category

Domestic Segment
                                        Three Months Ended February 29 or 28      Twelve Months Ended February 29 or 28

                                             2008               2007                 2008                2007
                                                  % of                 % of                % of                   % of
(Dollar amounts in millions)               $      sales       $       sales        $       sales        $        sales
-----------------------------------------------------------------------------   -----------------------------------------
Video                                  $ 1,468.3   42.6%   $1,567.8    41.4%    $ 4,561.3      40.9%  $ 4,980.8       42.0%
Information technology                     788.6    22.9      838.0     22.1      2,875.6      25.8     2,859.4       24.1
Audio                                      492.1    14.3      599.8     15.9      1,508.3      13.6     1,779.0       15.0
Entertainment                              467.8    13.5      498.1     13.2      1,372.9      12.3     1,321.4       11.1
Warranty, services and other(a)            233.1     6.7      280.1      7.4        824.7       7.4       919.1        7.8
                                        -----------------  ------------------   -------------------   ---------------------
Total net sales                         $ 3,449.9 100.0%   $3,783.7   100.0%    $11,142.8     100.0%  $11,859.6      100.0%
                                        =================  ==================   ===================   =====================

(a) Warranty,  services and other includes extended warranty net sales; revenues from PC services,  mobile installations,  home theater installations and product
repairs;   net   financing;   and  revenues  from  third  parties  for  services
subscriptions.

Table 4: Net Sales by Category (continued)

International Segment

                                   Three Months Ended February 29 or 28       Twelve Months Ended February 29 or 28
                                        2008          2007                             2008            2007
                                             % of           % of                       % of             % of
(Dollar amounts in millions)           $     sales    $    sales                 $    sales      $    sales
---------------------------------------------------   --------------             -------------------------------
Video                                $ 35.8   17.9%  $ 31.4    18.4%             $ 110.1 18.3%   $ 106.5   18.7%
Information technology                 62.8   31.3     58.7    34.4                202.7  33.7     216.5   38.0
Audio                                  70.3   35.1     62.2    36.4                211.3  35.2     190.3   33.4
Entertainment                          23.6   11.8     11.6     6.7                 44.4   7.4      25.4    4.5
Warranty, services and other(a)         8.1    3.9      7.0     4.1                 32.5   5.4      31.3    5.4
                                   ---------------   ----------------            --------------  ---------------
Total net sales                     $ 200.6  100.0%  $ 170.9  100.0              $ 600.9 100.0%  $ 570.2  100.0%
                                   ================  ================            ==============  ===============

(a) Warranty, services and other includes extended warranty sales and product repair revenue.

Table 5: Selling, General and Administrative Expenses

Consolidated

                                    Three Months Ended February 29 or 28        Twelve Months Ended February 29 or 28

                                             2008          2007                             2008            2007
                                                % of            % of                         % of             % of
(Dollar amounts in millions)               $    Sales      $    Sales                  $    Sales      $       Sales
----------------------------------------------------------------------           -----------------------------------
Store expenses (a)                      $ 624.3  17.1%  $ 716.8   18.1%          $ 2,352.0  20.0%  $ 2,447.2   19.7%
General and administrative expenses(b)     88.1   2.4     101.0    2.6               359.0   3.1       350.1    2.8
Stock-based compensation expense            4.7   0.1       3.5    0.1                18.9   0.2        24.2    0.2
Remodel expenses                            0.0   0.0       0.1    0.0                 0.1   0.0         0.7    0.0
Relocation expenses (c)                    10.2   0.3       9.5    0.2                20.9   0.2         4.5    0.0
Pre-opening expenses                        8.4   0.2       5.0    0.1                19.2   0.2        14.8    0.1
                                       -------------------------------            ----------------------------------
Total                                   $ 735.8  20.2%  $ 835.9   21.1%          $ 2,770.1  23.6%  $ 2,841.6   22.9%
                                       ===============================            ==================================

(a) Store  expenses for the three- and  twelve-month  periods ended February 29,
2008,  include  expenses  of  $5.2  million  and  $9.0  million,   respectively,
associated with store and facility closures and other restructuring  activities.
Store expenses for the three- and twelve-month  periods ended February 28, 2007, include  expenses  of $41.3  million  associated  with store and other  facility closures and other restructuring activities.
(b)  General and  administrative  expenses  for the  twelve-month  period  ended
February  29,  2008,   include   expenses  of  $2.7  million   associated   with
restructuring activities. General and administrative expenses for the three- and twelve-month  periods ended February 28, 2007,  include expenses of $7.4 million associated with restructuring activities.
(c) Relocation expenses for the twelve months ended February 28, 2007, include a benefit of $12.9  million  from the  reversal of lease  termination  charges for seven previously-vacant stores that were to re-open as outlet stores.

Domestic Segment



                                    Three Months Ended February 29 or 28    Twelve Months Ended February 29 or 28
                                           2008           2007                    2008              2007
                                               % of            % of                   % of                % of
(Dollar amounts in millions)              $    Sales      $    Sales             $    Sales         $     Sales
---------------------------------------------------------------------      -------------------------------------
Store expenses(a)                      $ 575.4  16.7%  $ 664.9   17.6%      $ 2,184.9  19.6%   $ 2,278.2   19.2%
General and administrative expenses(b)    83.0   2.4      89.4    2.4           336.7   3.0        312.1    2.6
Stock-based compensation expense           4.6   0.1       3.3    0.1            18.2   0.2         22.5    0.2
Remodel expenses                           0.0   0.0       0.1    0.0             0.1   0.0          0.7    0.0
Relocation expenses(c)                    10.2   0.3       9.5    0.3            20.9   0.2          4.5    0.0
Pre-opening expenses                       8.4   0.2       5.0    0.1            19.2   0.2         14.8    0.1
                                       ------------------------------      --------------------------------------
Total                                  $ 681.6  19.8%  $ 772.1   20.4%      $ 2,580.0   23.2%  $ 2,632.8   22.2%
                                       ==============================      ======================================

(a) Store  expenses for the three- and  twelve-month  periods ended February 29,
2008,  include  expenses  of  $5.2  million  and  $9.0  million,   respectively,
associated with store and facility closures and other restructuring  activities.
Store expenses for the three- and twelve-month  periods ended February 28, 2007, include  expenses  of $31.0  million  associated  with store and other  facility closures and other restructuring activities.
(b)  General and  administrative  expenses  for the  twelve-month  period  ended
February  29,  2008,   include   expenses  of  $2.7  million   associated   with
restructuring activities. General and administrative expenses for the three- and twelve-month  periods ended February 28, 2007,  include expenses of $7.4 million associated with restructuring activities.
(c) Relocation expenses for the twelve months ended February 28, 2007, include a benefit of $12.9  million  from the  reversal of lease  termination  charges for seven previously-vacant stores that were to re-open as outlet stores.

International Segment


                                  Three Months Ended February 29 or 28     Twelve8Months Ended February 29 or 28
                                       2008          2007                         2008            2007
                                           % of           % of                        % of             % of
(Dollar amounts in millions)          $    Sales    $    Sales                  $     Sales      $    Sales
--------------------------------------------------------------                -------------------------------
Store expenses(a)                  $ 48.9  24.4%  $ 51.9   30.4%              $ 167.1  27.8%   $ 169.0   29.6%
General and administrative expenses   5.1   2.6     11.6    6.8                  22.3   3.7       38.1     6.7
Stock-based compensation expense      0.1   0.1      0.2    0.1                   0.7   0.1        1.7     0.3
                                   ----------------------------               ---------------------------------
Total                              $ 54.2  27.0%  $ 63.8   37.3%              $ 190.1  31.6%   $ 208.8    36.6%

(a)Store expenses for the three- and twelve-month periods ended February 28, 2007, include expenses of $10.3 million associated with store and other facility closures and other restructuring activities.

Table 6: Domestic Segment Superstore Openings Estimates

                             Q1   Q2 (a)   Q3     Q4       FY09
--------------------------------------------------------------------
Incremental Superstores      7    18-20  14-19   0-1      39-47
Relocated Superstores        0     6-7    0-1     0        6-8
                           -----------------------------------------
Total Superstore openings    7    24-27  14-20   0-1      45-55
                           =========================================
(a) During the fourth  quarter of fiscal 2008,  the company  closed one store in advance of opening a replacement store in the second quarter of fiscal 2009. The replacement  store is included in  relocations  for the second quarter of fiscal
(2009.)